Exhibit 10.16

DISTRIBUTION SERVICE AGREEMENT

This Distribution Service Agreement (the “Agreement”) is made and entered into as of the 21st day of August, 1997, by and between S.S.P./Circle K (hereinafter referred to as “Purchaser”) and McLANE COMPANY, INC., a Texas corporation (hereinafter referred to as “McLane”).

RECITALS

WHEREAS, Purchaser is in the business of operating retail convenience food stores ; and

WHEREAS, McLane is in the business of wholesale distribution of food and nonfood/general merchandise products throughout the United States of America;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

SCOPE OF AGREEMENT

1.1 Purchaser Stores. For purposes of this Agreement, the term “stores” means the owned or managed convenience food stores of Purchaser. Should Purchaser build new or otherwise acquire additional food stores after the date of this Agreement, such additional food stores shall be included within the definition of stores.

1.2 Franchisees and Licensees. During the term of this Agreement, Purchaser agrees to recommend McLane as the supplier to any franchisees and licensees of Purchaser, if any.

1.3 Purchase of Products and Services. During the term of this Agreement, Purchaser will purchase from McLane, and McLane will sell to Purchaser, substantially all of Purchaser’s requirements of wholesale food and non-food/general merchandise products customarily supplied by convenience food wholesalers. Such products shall include those standard convenience food store items, including, but not limited to, the following (the “Products”):

(a) Groceries, including coffee, tea, cereal, canned meats, condiments, juice, baby food, canned and dry goods and eggs;

(b) Deli foods, including meats and salads, breakfast foods, nachos and bulk sausage, franks, cheese and fish;

(c) Frozen foods, such as fruits, vegetables and juices;

(d) Frozen fast foods, such as burritos, pizza, pizza pieces, frozen sandwiches and salads;

(e) Candy, snacks and popcorn,

(f) Cigarettes and tobacco products;

(g) Cold packaged meats, lunch meats and cheeses;

(h) Shortening, breading and kitchen supplies;

(i) Private or controlled label soft drinks and beverages;

(j) Post mix products;

(k) Store supply items, i.e., bags, wraps, fast food supplies (including napkins, individual condiments and cleaners);

(l) Cooler items, i.e., cheese, biscuits, dips, cultured products, butter and margarine;

(m) Health and beauty aids, hosiery, and film and flash; and,

(n) General merchandise items, including motor oil, other automotive products, housewares, hardware, electrical supplies, baby supplies, sunglasses, lighters, toys and pet supplies.

McLane, by and through its divisions and/or subsidiaries, shall supply and deliver those products described hereinabove which are ordered by purchaser on a weekly basis according to those prices outlined in the Billing Plan attached hereto as Exhibit ”A” and made a part hereof. Significant changes in fuel prices may also involve additional charges.

1.4 Cost of Products. All Products, other than cigarettes, shall be billed at Cost (as herein defined), plus the applicable percentage markups for each category of Products as set forth on Exhibit ”A,” plus any taxes where prescribed by law. This total shall then be reduced by deals and allowances granted by manufacturers specifically to retailers. For the purpose of this Agreement, Cost shall mean the manufacturer’s current published list price available to the McLane division or subsidiary servicing the respective Store(s) at date of delivery of Products to Purchaser (notwithstanding, the fact that a particular Product may have been purchased from a person or entity other than the manufacturer) without regard to any cash discounts or volume discounts or rebates allowed by the manufacturer to McLane, plus any applicable freight charges McLane reserves the right to impute cash discounts of up to two percent (2%) or any portion thereof which is not allowed by the manufacturer to McLane and to do so based upon Cost.

ARTICLE II

SUPPLY SERVICES

2.1 Product Delivery. McLane, by and through its divisions and/or subsidiaries, shall supply and deliver those products described hereinabove which are ordered by Purchaser on a weekly basis except as otherwise agreed to by the parties. In servicing Purchaser’s Stores, McLane in its sole option, shall utilize a seven (7) day a week, twenty-four (24) hour per day delivery flexibility schedule throughout the designated trade area. However, it is understood that some locations, due to peak periods of business with selected stores, limited hours of operations and local governmental restrictions may be unable to accommodate this preference. In such instances, the Parties hereto will attempt to achieve the most flexible delivery window possible considering the aforementioned restrictions, if any.

2.2 Other Customers of McLane. This Agreement shall in no way act to foreclose McLane from supplying and delivering products or services to any other customer or entity.

ARTICLE III

PAYMENT TERMS

3.1 Payment Terms for Products Purchased. Purchaser shall cause payment to be made by automatic clearing house (ACH) transfer to McLane for all products purchased by the stores not later than 12:00 Noon, Central Standard Time or if applicable, Central Daylight Savings Time, [***] days from statement date.

ARTICLE IV

TERM AND TERMINATION

4.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with terms of this Agreement, or by mutual consent of the parties, will continue thereafter for a period of five (5) years. Upon termination of this Agreement, McLane and Purchaser will each fulfill their respective obligations hereunder with respect to all orders that have been placed by Purchaser and/or delivered by McLane prior to the effective date of such termination.

4.2 Effective Date. The “Effective” date of this Agreement shall be as of August 21, 1997.

*	CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[***].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.3 Termination Due to Payment Default by Purchaser. In the event Purchaser fails to make payments for any products or services purchased from McLane at such time as payment is required to be made by this Agreement (“Payment Default”), McLane will have the immediate right to suspend performance of its obligations under this Agreement until such time as the Payment Default is cured. In the event of a Payment Default, if such default is not cured within twenty-four (24) hours after Purchaser receives notice of default from McLane, then this Agreement shall terminate. However, nothing in this Agreement shall constitute a waiver of McLane’s remedies under applicable law.

4.4 Termination Remedies to Both Parties.

(a) Either party may immediately terminate this Agreement or suspend its performance under this Agreement at such party’s sole discretion without notice upon: (i) the institution by or against the other party to this Agreement of insolvency, bankruptcy or similar proceedings; (ii) any assignment or attempted assignment by Purchaser or McLane for the benefit of creditors; or (iii) any appointment, or application for such appointment, of a receiver for Purchaser or McLane.

(b) Either party (the “Terminating Party”) may terminate this Agreement upon thirty (30) days written notice, or such longer notice as may be required by applicable law, to the other party (the “Defaulting Party”) at any time after the occurrence of any of the following events; provided, however, that the Defaulting Party shall have fifteen (15) days from the date of such notice to cure such default:

(1) The Defaulting Party’s breach of or failure to comply with, any material term or provision of this Agreement; or

(2) The Defaulting Party becomes insolvent or unable to pay its debts as they come due.

(c) Either party may immediately terminate this Agreement upon written notice by the Terminating Party to the Defaulting Party given upon the occurrence of any of the following events:

(1) An involuntary lien is filed or levied against, or foreclosure or seizure of materially all or a significant portion of the Defaulting Party’s assets, including, without limitation, inventory, by a creditor, lienholder, lessor, governmental authority or other person, which has not been removed within ten (10) days;

(2) The Defaulting Party’s failure to pay the Terminating Party any sums due pursuant to the terms of this Agreement within four (4) days following the date on which sum is due and payable;

(3) The Defaulting Party’s material falsification of any records or reports required hereunder; or

(4) The Defaulting Party’s failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement.

Notwithstanding the foregoing, in the event Purchaser fails to make payments for any products or services purchased from McLane at such time as payment is required to be made by this Agreement (“Payment Default”), McLane will have the immediate right to suspend performance of its obligations under this Agreement. In the event McLane enters into a new or revised agreement with any ether comparable C-Store chain that would result in overall lower costs of distributions, then Purchaser will be entitled to enter into a similar agreement. Furthermore, Purchaser will be entitled to convert to Tosco’s service agreement at anytime as long as S.S.P./Circle K is still a licensee with Tosco or once again has become a licensee under the 7-11 umbrella.

ARTICLE V

MISCELLANEOUS

5.1 Organization, Good Standing, Etc. Purchaser hereby represents and warrants to McLane that it is a partnership duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority, and all material licenses, permits and certificates to own and operate its properties and assets and to carry on its business. Purchaser further represents and warrants that it is duly qualified to do business and is in good standing as a foreign partnership in each other jurisdiction in which the ownership or operation of its properties or assets or the nature of its business requires such qualification.

5.2 Assignment. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but may not be assigned by any party hereto without the prior written consent of the ether party.

5.3 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, to the other party at the following address (or to such other address as the parties shall provide to the other in writing):

If to Purchaser:

Mr. Sam L. Susser

President and CEO

S.S.P./Circle K

P.O. Box 9036

4433 Baldwin (78408)

Corpus Christi, Texas 78469

Telephone:	(512) 884-2463 ext. 222
Telecopier:	(512) 880-8149

With a copy to:

E.V. Bonner, Jr.

Porter, Rogers, Dahlman & Gordon

1 Shoreline Plaza

800 N. Shoreline, STE 4800

Corpus Christi, TX 78401

Telephone:	(512) 880-5828
Telecopier:	(512) 880-5844

If to McLane:

President and CEO

McLane Company, Inc,

P.O. Box 6115

Temple, Texas 76503-6115

With a Copy to:

General Counsel

McLane Company, Inc.

P.O. Box 6115

Temple, Texas 76503-6115

Telephone:	(817) 771-7573
Telecopier:	(817) 771-7515

5.4 Confidentiality. McLane and Purchaser each agree that all information communicated to it by the other, whether before or after the Effective Date, will be and was received in strict confidence, will be used only for purposes of this Agreement and that no such information, including without limitation the provisions of this Agreement, will be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient party. However, the terms of this agreement may be shared with .Purchaser’s dealers and prospective dealers for the purpose of adding their purchaser to the agreement providing S.S.P./Circle K guarantees the dealers accounts receivable. The provision of this Section 5.4 will survive termination, for any reason, of this Agreement.

5.5 Reporting. Purchaser shall furnish McLane its current financial statements prepared in accordance with generally accepted accounting principles along with annual audited financial statements. Such financial statements shall be furnished annually and shall be addressed to Credit Department, McLane Company, Inc., P.O. Box 6115, Temple, Texas 76503-6115. The failure of Purchaser to furnish such financial statements shall be grounds for termination of this Agreement.

5.6 Publicity. Neither McLane nor Purchaser will issue or make, or cause to have issued or made, any media release or announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of such party.

5.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

5.8 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void by a court of competent jurisdiction, then both parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable. If the remainder of this Agreement is not affected by such declaration or finding, then each provision not so affected will be enforced to the extent permitted by law.

5.9 Entire Agreement. Notwithstanding any provision or reference in this Agreement to the contrary, this Agreement contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior agreements and understanding, written or oral, relating to the subject matter hereof. This Agreement cannot be modified, amended or terminated except in writing signed by the party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, the waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party against whom an assertion of waiver is made.

5.10 Limitation of Liability. Notwithstanding any provision or reference in this Agreement to the contrary, in no event shall McLane be liable to Purchaser for any consequential, special, exemplary, incidental or punitive damages, including lost profits or business opportunities, or, losses attributable to or arising from overhead allocations or general and administrative costs and expenses, or for the acts or omissions of Purchaser. McLane will be responsible for having Purchaser as an additional insurer on its general liability policy and providing Purchaser with a certificate of insurance evidencing the same.

5.11 Controlling Law. The parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Northern District of Texas, Waco Division, and if necessary, the corresponding appellate courts. The parties further agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, and over which the federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Bell County, and, if necessary, the corresponding appellate courts. The parties also agree that Texas law exclusively shall govern all terms of this Agreement, including this paragraph. The parties expressly submit themselves to the personal jurisdiction of the State of Texas.

5.12 Authority to Bind. Each person executing this Agreement warrants that he or she has full and legal authority to execute this Agreement for and on behalf of the respective corporations and to bind such corporations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.

McLANE COMPANY, INC.		S.S.P./CIRCLE K

By:	/s/	By:	/s/ Sam L. Susser
Its:		Its:	President/CEO